Exhibit 99.1

BlackSky Technology Inc. Reports Third Quarter 2021 Results
3rd Quarter Revenue up over 49% YoY
On a Year to Date Basis, Total Revenue up over 53%
HERNDON, VA – November 12, 2021 – BlackSky Technology Inc. (“BlackSky” or the “Company”) (NYSE: BKSY), a leading technology platform providing real-time geospatial intelligence and global monitoring, today announced its results for the third quarter of 2021.
Key points from the third quarter include:

•Revenue of $7.9 million, up 49% from 3Q 2020
•Net loss of $46.9 million or a loss of $0.67 per diluted share
•Adjusted EBITDA loss of $16.2 million
•Cash balance at the end of 3Q 2021 was $198 million
“We demonstrated strong execution across all aspects of our business as we continue our mission of providing our customers a first-to-know advantage. BlackSky is leading a new era in real-time global intelligence. Achievements during the quarter include positive sales traction, expansion of our global sales force and pipeline, and progress on the expansion of our constellation and artificial intelligence enabled SaaS platform,” stated Brian E. O’Toole, Chief Executive Officer. “The third quarter included several major milestones. Most importantly, BlackSky completed its business combination with Osprey Technology Acquisition Corp., grossing $283 million of cash to fund our growth plan. In addition, we bolstered the ranks of our executive management team through four strategic executive hires, all with public company experience, including a Chief Development Officer, Chief Revenue Officer, Chief Financial Officer, and General Counsel. BlackSky also completed the build out of our board of directors with the appointment of The Honorable Susan Gordon and Jim Tolonen, both seasoned veterans in their respective areas of expertise. We now have a high caliber, experienced team in place to help drive our aggressive growth plans.”
In its first quarter as a public company, BlackSky was awarded several new contracts, including multi-year awards, and extensions:
•The award of a five-year, sole source blanket purchase agreement by the National Aeronautics and Space Administration (“NASA”) to provide high revisit satellite imagery in support of NASA’s existing Earth observation research to advance predictive capabilities. Under the agreement, NASA may issue multi-million dollar call orders for BlackSky imagery.
•The expansion of an existing commercial imagery contract with the National Reconnaissance Office (“NRO”), representing an increase in demand from operational end users for BlackSky’s high revisit imagery. Imagery deliveries under the contract increased 100% from the second quarter to the third quarter as BlackSky further integrates its solutions into the day-to-day operations of the government.
•The award of a $30 million, five-year Indefinite Delivery Indefinite Quantity contract with the National Geospatial-Intelligence Agency (“NGA”) for artificial intelligence enabled economic monitoring.
•The execution of a strategic commercial agreement with Palantir Technologies Inc. (NYSE: PLTR) to accelerate delivering BlackSky’s solutions to Palantir’s customers and end users through the integration of our platform. As part of the strategic partnership, Palantir invested in BlackSky through a subscription agreement.
The Company was also encouraged by the release of the final request for proposal from the NRO for the Electro-Optical Commercial Layer contract, with proposals due in early December. This significant milestone provides good visibility into the timing of contract awards, which are expected by the Spring of 2022.

Outlook
BlackSky is revising its 2021 revenue forecast from $40 million to a range of $30 to $34 million, primarily driven by the timing of new contract start dates and supply chain impacts due to the COVID-19 pandemic. These supply chain delays specifically impacted the execution schedule of engineering & integration projects and, thus, the recognition of revenue for these programs.
“We continue to see robust pipeline growth that reflects strong demand from both government and commercial customers. BlackSky is well positioned to capture that demand,” O’Toole explained. “Recent awards from the NRO, NGA, and NASA demonstrate that BlackSky is emerging as a partner of choice and that customers recognize the value of our high revisit imagery and our advanced AI enabled analytics. We are winning and extending multi-year contracts, which strengthens our visibility into out-year revenues.”
Third Quarter 2021 Financial Highlights:
Total revenue for the third quarter of 2021 was $7.9 million, up 49% from the prior year period. The Company generated an operating loss of $48.9 million for the three months ended September 30, 2021, up from a loss of $12.5 million in the prior year period. In the third quarter, BlackSky’s imagery & software analytical services revenue of $6.5 million grew 18% year-over-year, while its engineering & system integration revenue of $1.4 million was up $1.6 million year-over-year.
Net loss from continuing operations for the third quarter of 2021 was $46.9 million, or a loss of $0.67 per diluted share, compared to a net loss from continuing operations of $13.9 million or a loss of $0.41 per diluted share in the prior year period. Total adjusted EBITDA loss for the third quarter was $16.2 million, compared to a loss of $9.1 million in the prior year period. BlackSky ended the third quarter of 2021 with $198 million of cash on its balance sheet.
•3 months ended September 2021:
•Revenue of $7.9 million, up 49% from 3Q 2020
•Revenue of $7.9 million, up 8% from 2Q 2021
•Operating loss of $48.9 million, compared to a loss of $12.5 million in the prior year period
•Net loss of $46.9 million or a loss of $0.67 per diluted share with $0.41 attributable to non-cash stock compensation
•Adjusted EBITDA loss of $16.2 million
•9 months ended September 2021:
•Revenue of $22.6 million, up 53% year-over-year
•Operating loss of $88.2 million, compared to a loss of $32.6 million in the prior year period
•Net loss of $251.0 million or a loss of $4.33 per diluted share with $0.50 attributable to non-cash stock compensation and $2.74 attributable to transaction costs associated with the reverse recapitalization
•Adjusted EBITDA loss of $30.0 million
About BlackSky Technology Inc.
BlackSky is a leading provider of real-time geospatial intelligence. Leveraging its own satellite constellation and harnessing the world’s emerging sensor network, the Company monitors the activities and locations worldwide that matter most to its customers. BlackSky’s on-demand constellation of proprietary satellites, together with the sensors in its partners’ constellations, are capable of imaging targeted locations on Earth multiple times a day in a variety of conditions. The data collected from BlackSky’s satellites and other sources populates BlackSky’s proprietary data lake and platform. Cutting-edge computer techniques, including machine learning and artificial intelligence, allow BlackSky’s customers to derive unique and commercially valuable insights, providing them with a first-to-know advantage. BlackSky’s suite of real-time geospatial intelligence products can be integrated into a customer’s system or made available through BlackSky’s Spectra platform using a laptop and internet connection.

The Company’s variety of pricing and utilization options enables customers to customize their first-to-know experience. For more information, visit www.blacksky.com.

Non-GAAP Measures
Adjusted EBITDA is net income or loss attributable to BlackSky before interest expense, income taxes, depreciation and amortization, (gain)/loss from discontinued operations, Spaceflight, Inc. employee retention bonuses, Spaceflight, Inc. related shared services, satellite impairment loss, (gain)/loss on debt extinguishment, unrealized loss on certain warrants/shares classified as derivatives, contingent legal liability, stock-based compensation, realized gain on conversion of bridge notes, (gain)/loss on equity method investment, loss on issuance of promissory bridge notes, debt issuance costs expensed and transaction costs expensed.
Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the schedule herein and our SEC filings for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability, and use of such financial performance measures.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or BlackSky’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions.
Forward-looking statements in this earnings release include, but are not limited to, statements regarding BlackSky’s future financial and operating performance, including our outlook and guidance; anticipated start dates of government contracts and customer capture; our expectations regarding the impact of the COVID-19 pandemic; our ability to grow our business, which depends on the successful production, launch, commissioning and/or operation of our satellites and related ground systems, software, and analytic technologies, all of which are subject to many uncertainties; and our ability to keep pace with technological advances in our industry and successfully compete in highly competitive markets. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: our contract cycles with domestic and international government customers are long and unpredictable; we are not able to successfully compete in highly competitive markets; we cannot attract and maintain new customers; we cannot guarantee the successful production, launch, commissioning, and/or operation of our satellites and related ground systems, software, and analytic technologies; and we cannot accurate predict our sales cycle or pipeline.
The forward-looking statements contained in this earnings release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our S-1 registration statement filed on October 22, 2021 and our Quarterly Report on Form 10-Q that will be filed after this earnings release. The forward-looking statements in this earnings release are based on information available to BlackSky as of the date hereof, and BlackSky disclaims any obligation to update any forward-looking statements, except as required by law.
Media Contact
Janae Frisch
janae@communiquepr.com
Office: 206-282-4923 ext. 125
Investor Contact
Michael Bowen
blackskyir@icrinc.com

BlackSky Technology Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(dollars in thousands)		(dollars in thousands)
Net loss	$(46,897)	$(14,422)	$(251,038)	$(9,145)
Interest expense	1,225	784	3,663	4,043
Income tax (provision) benefit	—	—	—	—
Depreciation and amortization	3,503	2,691	9,804	6,448
Loss/(gain) from discontinued operations, before income tax	—	511	1,022	(28,449)
Spaceflight, Inc. employee retention bonuses	—	322	—	983
Spaceflight, Inc. related shared services	—	—	—	(678)
Satellite impairment loss	—	—	18,407	—
Loss/(gain) on debt extinguishment	75	—	75	(284)
(Gain)/loss on derivatives	(3,813)	139	11,162	418
Contingent legal liability	700	—	700	—
Stock-based compensation expense	28,493	550	29,265	1,692
Loss/(gain) on equity method investment	170	297	(793)	878
Loss on issuance of Bridge Notes, including debt issuance costs expensed for debt carried at fair value	—	—	147,387	—
Transaction costs associated with derivative liabilities	291	—	291	—
Adjusted EBITDA	$(16,253)	$(9,128)	$(30,055)	$(24,094)